EXHIBIT 10.1
ASSET PURCHASE AGREEMENT
DATED AS OF APRIL 16, 2007
BY AND AMONG
US SPECIALTY UNDERWRITERS, INC.,
EVERGREEN/UNI RW ACQUISITION CORP.,
DANIEL J. CLARK,
JOSEPH E. LOCONTI,
THE OTHER SHAREHOLDERS
SIGNATORY HERETO,
MEADOWBROOK, INC.
AND
MEADOWBROOK INSURANCE GROUP, INC.

ASSET PURCHASE AGREEMENT
     THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of April 16, 2007, is made by and among US Specialty Underwriters, Inc., an Arizona corporation (“Seller”), Evergreen/UNI RW Acquisition Corp., an Ohio corporation (“EURW”), Daniel J. Clark (“Clark”), Joseph E. LoConti (“LoConti”) and the other parties to this Agreement set forth on the signature pages hereto under the heading “Shareholders” (together with Clark and LoConti, the “Shareholders”), Meadowbrook, Inc., a Michigan corporation (“Buyer”), and Meadowbrook Insurance Group, Inc. a Michigan corporation (“MIGI”).
RECITALS
     Seller is engaged in the business of providing excess workers compensation coverage for low to moderate hazard businesses (the “Business”).
     EURW owns all of the issued and outstanding shares of capital stock of Seller and Clark, LoConti and the other Shareholders own all of the issued and outstanding capital stock of EURW.
     Seller desires to sell and Buyer desires to purchase substantially all of the assets used or held for use by Seller in the operation of the Business and to assume certain liabilities and obligations in connection therewith, all upon the terms and subject to the conditions set forth herein.
     The parties, intending to be legally bound hereto, agree as follows:
ARTICLE I
CERTAIN DEFINITIONS
     As used in this Agreement the following terms shall have the following respective meanings:
     “Accounts Payable” shall mean all of Seller’s trade accounts payable (including all trade accounts payable with respect to goods and services received by Seller but for which invoices have not yet been received by Seller) that arise from the conduct of the Business and relate to the period prior to the Closing Date.
     “Accounts Receivable” shall mean all of Seller’s trade and other accounts receivable and commissions receivables that arise from the conduct of the Business and relate to the period prior to the Closing Date.
     “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
     “Acquired Business” shall have the meaning set forth in Section 2.14(a) hereof.

     “Action” shall mean any action, suit, arbitration, inquiry, hearing, proceeding or investigation by or before any court of competent jurisdiction, governmental or other regulatory or administrative agency or commission or arbitral panel.
     “Affiliate” (and, with a correlative meaning, “Affiliated”) shall mean, with respect to any Person, any other Person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person. As used in this definition, “control” (including, with correlative meanings, “controlled by” and “under common control with”) shall mean possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).
     “Agreement” shall have the meaning set forth in the preamble hereto.
     “Ancillary Agreements” shall mean, collectively, any agreements, certificates or other documents delivered at or prior to the Closing in connection with the transactions contemplated by this Agreement and shall include, without limitation, the Employment Agreements, the Management Agreement, the Noncompetition Agreements and the Registration Rights Agreement.
     “Assumed Liabilities” shall have the meaning set forth in Section 2.10 hereof.
     “Assumption Agreement” shall mean the Assumption Agreement between Buyer and Seller in substantially the form attached hereto as Exhibit A.
     “Baseline Working Capital Value” shall mean One Million Two Hundred Fifty Thousand and 00/100 Dollars ($1,250,000.00).
     “Books and Records” shall mean all of Seller’s books, records, ledgers, files, data bases, documents, promotional and marketing materials, studies, reports, sub-agent files, underwriting files, loss control files, claim files and other printed or written materials of Seller, including, without limitation those relating to the Purchased Assets and the operations of the Business as of the Closing Date.
     “Budget” shall mean an annual budget prepared and approved pursuant to the Management Agreement.
     “Business” shall have the meaning set forth in the first recital hereof.
     “Buyer” shall have the meaning set forth in the preamble hereto.
     “Buyer Indemnified Parties” shall have the meaning set forth in Section 6.2 hereof.
     “Cash” shall mean all cash, time deposits, certificates of deposit, marketable securities and short-term investments of Seller but specifically excluding all premium trust cash and premium trust cash equivalents.
     “Clark” shall have the meaning set forth in the preamble hereto.

     “Closing” shall have the meaning set forth in Section 2.5 hereof.
     “Closing Balance Sheet” shall have the meaning set forth in Section 2.8(b) hereof.
     “Closing Date” shall have the meaning set forth in Section 2.5 hereof.
     “Closing Financial Data” shall have the meaning set forth in Section 2.8(b) hereof.
     “Closing Working Capital Value” shall have the meaning set forth in Section 2.8(b) hereof.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and any successor thereto.
     “Commissions Payable” shall mean commissions payable as of the Closing Date to sub-agents with respect to policies written under the General Agency Agreement.
     “Contingent Consideration Termination Date” shall have the meaning set forth in Section 2.14(a) hereof.
     “Contingent Consideration Termination Payment” shall have the meaning set forth in Section 2.14(a) hereof.
     “Contracts” shall mean contracts, agreements, commitments, leases, subleases, licenses, sublicenses and similar arrangements of Seller, whether written or oral, and all rights thereunder, arising from the conduct of the Business (including, without limitation, the contracts set forth on Schedule 3.15 hereto) existing as of the Closing Date.
     “EBITDA” shall have the meaning set forth in Section 2.14(a) hereof.
     “Employee Benefit Plans” shall have the meaning set forth in Section 3.13(a) hereof.
     “Employment Agreements” shall mean the Employment Agreements of Joseph Cerniglia, Anthony L. Smith and Dean M. Williams in substantially the form attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3, respectively, to be executed and delivered at the Closing.
     “Environmental, Health, and Safety Laws” shall mean all applicable statutes, laws, ordinances, rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder: (a) of the United States of America; (b) of any state or local governmental subdivision within the United States of America; and (c) of any foreign nations (and all agencies, departments, courts or any other subdivision of any of the foregoing, that has jurisdiction) concerning pollution or protection of the environment, public health and safety, or employee health and safety, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, petroleum or petroleum-based materials or wastes, or chemical, industrial, Hazardous Substances, or toxic substances or wastes into ambient air, surface water, ground water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, Hazardous Substances, or toxic materials or wastes. Without limiting the generality of the foregoing, such Environmental, Health, and Safety Laws include, but are not limited to, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, and the Occupational Safety and Health Act of 1970, each as amended.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.
     “Estimated Cash Purchase Price” shall have the meaning set forth in Section 2.8(a) hereof.
     “Estimated Purchase Price Adjustment” shall have the meaning set forth in Section 2.8(a) hereof.
     “EURW” shall have the meaning set forth in the preamble hereto.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
     “Excluded Assets” shall have the meaning set forth in Section 2.2 hereof.
     “Excluded Contracts” shall have the meaning set forth in Section 2.2(b) hereof.
     “Excluded Liabilities” shall have the meaning set forth in Section 2.11 hereof.
     “Final Cash Purchase Price” shall have the meaning set forth in Section 2.8(e) hereof.
     “Final Closing Working Capital Value” shall have the meaning set forth in Section 2.8(d) hereof.
     “Final Purchase Price” shall have the meaning set forth in Section 2.8(g) hereof.
     “Financial Statements” shall have the meaning set forth in Section 3.5 hereof.
     “GAAP” shall mean United States generally accepted accounting principles.
     “General Agency Agreement” shall have the meaning set forth in Section 2.2(k).
     “Hazardous Substances” shall mean any substances, compounds, mixtures, wastes or materials that are defined to be, that are regulated as, that are listed as or that (because of their toxicity, concentration or quantity) have characteristics that are hazardous or toxic under any of the Environmental, Health and Safety Laws or under any other statute, ordinance, rule or regulation in effect at the locations at which the Business is conducted. Without limiting the generality of the foregoing, Hazardous Substances includes: (a) any article or mixture that contains a Hazardous Substance; (b) petroleum or petroleum products; (c) any substance the presence of which requires reporting, investigation, removal or remediation under any Environmental, Health and Safety Laws; (d) polychlorinated biphenyls; (e) asbestos containing materials; and (f) urea formaldehyde.
     “Indemnified Party” shall have the meaning set forth in Section 6.3 hereof.

     “Indemnifying Party” shall have the meaning set forth in Section 6.3 hereof.
     “Initial Cash Purchase Price” shall mean Thirteen Million and 00/100 Dollars ($13,000,000.00).
     “Initial Purchase Price” shall mean the Initial Cash Purchase Price and the Stock Consideration.
     “Intellectual Property” shall mean all of the following used or held for use in connection with the Business in any jurisdiction throughout the world: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, slogans, trade names, corporate names, Internet domain names, and rights in telephone numbers, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including source code, executable code, data, databases, and related documentation), (g) all other proprietary rights, (h) all copies and tangible embodiments of any of the foregoing (in whatever form or medium), (i) all goodwill associated with any of the foregoing, (j) all licenses and sublicenses granted and obtained with respect to any of the foregoing and all rights thereunder, (k) all remedies against infringement of any of the foregoing, and (l) all rights to protection of interests in any of the foregoing.
     “Interim Management Fee” shall have the meaning set forth in Section 2.14(a) hereof
     “Interim Management Fee Payment Date” shall have the meaning set forth in Section 2.14(a) hereof.
     “Inventories” shall mean all inventory, including raw materials, work-in-progress, finished products, tooling, stores, stock, supplies, packaging and spare parts used or held for use by Seller in connection with the Business and existing as of the Closing Date, whether on hand or in transit.
     “IRS” shall mean the United States Internal Revenue Service.
     “Key Contracts and Licenses” shall mean those Contracts set forth on Schedule 1(a) hereto.
     “Leased Real Property” shall have the meaning set forth in Section 3.8(a) hereof.

     “Lease” shall mean the Lease, dated April 6, 2007, by and between Lander Enterprises Co., L.P., as lessor, and Seller, as lessee, for premises located at 6140 Parkland Blvd., Suite 300, Mayfield Heights, Ohio..
     “Liability” means any liability or obligation of whatever kind or nature (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.
     “Licenses” shall mean all licenses, permits, authorizations, approvals, franchises, orders, registrations, certificates, variances and similar rights issued by any governmental authority or agency, necessary to the conduct of the Business.
     “Lien” shall mean any security interest, pledge, mortgage, lien, charge, restriction, or other encumbrance, including any Tax lien.
     “LoConti” shall have the meaning set forth in the preamble hereto.
     “Losses” shall mean any loss, cost, Liability, damage, penalty, fine, judgment, claim or expense (including reasonable attorneys’ fees).
     “Management Agreement” shall mean the Management Agreement by and between EURW and Buyer in the form attached hereto as Exhibit C, to be executed and delivered at the Closing.
     “Management Fee” shall have the meaning set forth in Section 2.14(a) hereof.
     “Management Fee Payment Date” shall have the meaning set forth in Section 2.14(a) hereof.
     “Material Adverse Effect” or “Material Adverse Change” shall mean any effect, change, event, or development that is or is reasonably expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of the Business or on the ability of Seller to consummate timely the transactions contemplated hereby (regardless of whether or not Buyer has knowledge of such effect or change).
     “Mayfield Village Property” shall have the meaning set forth in Section 3.8(a) hereof.
     “MIGI” shall have the meaning set forth in the preamble hereto.
     “MIGI Common Stock” shall mean the common stock, stated value $.01 per share, of MIGI.
     “MIGI Material Adverse Effect” shall mean any effect, change, event, or development that is or is reasonably expected to be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of MIGI and its Subsidiaries or on the ability of Buyer to consummate timely the transactions contemplated hereby (regardless of whether or not Seller or any Shareholder has knowledge of such effect or change).

     “MIGI Preference” shall have the meaning set forth in Section 2.14(a) hereof.
     “Minimum EBITDA” shall have the meaning set forth in Section 2.14(a) hereof.
     “Most Recent Financial Statements” shall have the meaning set forth in Section 3.5 hereof.
     “Most Recent Fiscal Month End” shall have the meaning set forth in Section 3.5 hereof.
     “Most Recent Fiscal Year End” shall have the meaning set forth in Section 3.5 hereof.
     “Neutral Auditors” shall have the meaning set forth in Section 2.8(c) hereof.
     “Noncompetition Agreements” shall mean the Noncompetition and Nonsolicitation Agreements of Seller, Clark, LoConti and the Shareholders in substantially the form attached hereto as Exhibit D to be executed and delivered at the Closing.
     “NYSE” shall mean the New York Stock Exchange, Inc.
     “Ordinary Course of Business” shall mean an action taken by a Person that is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person.
     “Person” shall mean any individual, firm, corporation, partnership, limited liability company, joint venture, association, estate, trust, governmental agency or body or other entity, and shall include any successor (by merger or otherwise) of such Person.
     “Personal Property” shall mean all of the tangible personal property of Seller used or held for use by Seller exclusively in the conduct of the Business, whether or not reflected in the Financial Statements, including, without limitation, all machinery, furniture, fixtures, equipment, computer hardware, vehicles, tools, dies, construction in progress, and repair and replacement parts.
     “Prepaid Items” shall mean all of the prepaid expenses and deposits that relate to the Business.
     “Purchased Assets” shall have the meaning set forth in Section 2.1 hereof.
     “Refund Items” shall mean all refunds, claims, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment that relate to the Business.
     “Registration Rights Agreement” shall mean the Registration Rights Agreement by and between MIGI and Seller in substantially the form attached hereto as Exhibit E to be executed and delivered at Closing.
     “Resolution Period” shall have the meaning set forth in Section 2.8(c) hereof.
     “Returns” shall mean all returns, reports, statements, notices, forms or other documents or information required to be filed with any U.S. Taxing Authority or foreign taxing authority in connection with the determination, assessment, collection or payment of any Taxes or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.
     “SEC” shall mean the Securities and Exchange Commission.
     “Securities Act” shall mean the Securities Act of 1933, as amended.
     “Seller” shall have the meaning set forth in the preamble hereto.
     “Seller’s or Shareholders’ knowledge,” “knowledge of Seller or Shareholders” and words of similar import shall mean the knowledge of any officer, director, shareholder, or management employee of Seller or the knowledge of any Shareholder after having made reasonable inquiry of the appropriate employees or other individuals having responsibility for such matter(s) or having access to the relevant information.
     “Seller Indemnified Parties” shall have the meaning set forth in Section 6.1 hereof.
     “Shareholder(s)” shall have the meaning set forth in the preamble hereto.
     “Stock Consideration” shall mean the number of shares of MIGI Common Stock determined by dividing $10,000,000.00 by the average of the closing sales price of a share of MIGI Common Stock, as reported on the New York Stock Exchange, for the 10-day period ending on and including the trading day immediately preceding the Closing Date.
     “Subsidiary” ” means any Person in which any other Person or any other Subsidiary of such other Person directly or indirectly owns or controls a majority of the equity securities with voting power for the election of directors or has the power to elect a majority of that Person’s board of directors or similar governing body.
     “Target EBITDA” shall have the meaning set forth in Section 2.14(a) hereof.
     “Taxes” shall mean all taxes, charges, fees, levies or like other assessments (whether U.S. federal, state, local or foreign) based upon or measured by income and any other tax whatsoever, including, without limitation, single business, gross receipts, profits, premium, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, unemployment, excise, windfall profits, license, occupation or real or personal property taxes, together with any interest, penalties or additions to tax resulting from, attributable to, or incurred in connection with any such taxes or any contest or dispute thereof.
     “Termination Notice” shall have the meaning set forth in Section 2.14(a) hereof.
     “Termination Payment EBITDA” shall have the meaning set forth in Section 2.14(a) hereof.
     “Third-Party Claim” shall have the meaning set forth in Section 6.3 hereof.
     “TTM EBITDA” shall have the meaning set forth in Section 2.14(a) hereof.

     “U.S. Taxing Authority” shall mean any taxing authority of the United States of America, any state thereof or the District of Columbia and any local governmental subdivision thereof.
     “Working Capital Value” shall mean the book value of premium trust cash and premium trust cash equivalents, Accounts Receivable, Prepaid Items and Refund Items comprising a part of the Purchased Assets, net of the book value of Accounts Payable, premiums due liability, and local and state income taxes payable comprising a part of the Assumed Liabilities, all values reconciled to net income as determined in accordance with GAAP, consistently applied.
ARTICLE II
SALE OF ASSETS; CLOSING
               Section 2.1 Purchase and Sale. On and subject to the terms of this Agreement, at the Closing, Seller shall sell, convey transfer, assign and deliver to Buyer and Buyer shall purchase and accept from Seller, all of Seller’s right, title and interest in and to all of the assets owned by or leased or licensed to Seller and used or held for use by Seller in the conduct of the Business, whether real, personal or mixed, tangible or intangible, and wheresoever situated, whether or not reflected on Seller’s Books and Records or the Financial Statements, excepting only the Excluded Assets (collectively, the “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include all of Seller’s right, title and interest in, to and under:
          (a) the Accounts Receivable;
          (b) the Personal Property including, without limitation, those items listed on Schedule 2.1(b) hereto;
          (c) the Contracts (except for the Excluded Contracts);
          (d) the Licenses;
          (e) the Intellectual Property;
          (f) the Books and Records;
          (g) the Prepaid Items;
          (h) the Refund Items;
          (i) all customer and client lists that relate to the Business;
          (j) all expirations, renewal rights, claims and commissions that relate to the Business;
          (k) except as contemplated by this Agreement, the right to collect from customers of Seller on or after the Closing Date and to retain all insurance commissions (including gross retained commissions realized from premiums collected), and all service fees due to Seller for any services rendered in connection with the operation of the Business, and all other commissions, fees or other compensation paid or payable to Seller;
          (l) the right to collect from insurance companies and retain (i) commissions, overrides and other bonuses and other referral fees (including public adjuster fees) received by or on behalf of Seller from insurance underwriters in connection with contracts or other arrangements earned and paid to Seller and (ii) all return commissions, premiums or other payments (return or otherwise) due to Seller from insurance companies; and
          (m) all premium trust cash and premium trust cash equivalents.
               Section 2.2 Excluded Assets. Notwithstanding anything herein to the contrary, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):
          (a) all Cash;
          (b) the Contracts identified on Schedule 2.2(b) hereto (the “Excluded Contracts”);
          (c) all Seller’s corporate records, such as its Articles of Incorporation and other organizational documents, seal, minute books, equity ledger and other records having exclusively to do with the organization of Seller;
          (d) Seller’s rights under this Agreement, including, without limitation, the consideration paid to Seller pursuant to this Agreement;
          (e) Seller’s records relating to Taxes;
          (f) assets owned by Seller which are not used in the Business that are listed on Schedule 2.2(f) hereto;
          (g) all refunds in respect of Taxes paid by Seller other than Refund Items;
          (h) all prepaid items relating to any Excluded Liabilities;
          (i) all bank accounts of Seller;
          (j) all Licenses that are not assignable or transferable, a list of which is set forth on Schedule 2.2(j) hereto;
          (k) all profit sharing earned prior to August 1, 2007 under Section 3.7 of the General Agency Agreement by and between U.S. Specialty Underwriters and Insurance Company of Hannover dated August 1, 2004, as modified by Addendum No. 1 dated July 1, 2006 and Addendum No. 2 dated August 1, 2005 (collectively, the “General Agency Agreement”). Thereafter, until the Contingent Consideration Termination Date (as defined in Section 2.14(a) of this Agreement), Buyer and Seller shall share equally (i.e. 50% to each party) in any profit sharing earned under Section 3.7 of the General Agency Agreement. If the

Contingent Consideration Termination Date occurs before the conclusion of any Underwriting Year (as defined in the General Agency Agreement), then Buyer shall receive the entire profit sharing earned under Section 3.7 of the General Agency Agreement for that and any future Underwriting Year.
          (l) all records, documents, lists and files, whether in hard copy, electronic form or otherwise, relating solely to any of the foregoing Excluded Assets or any of the Excluded Liabilities; and
          (m) the specific items, whether or not used exclusively in the conduct of the Business, identified on Schedule 2.2(m) hereof.
               Section 2.3 Non-Transferability of Certain Contracts, Licenses or Intellectual Property. Nothing in this Agreement shall be construed as an attempt to assign any Contract (including, without limitation, any license or other right to use Intellectual Property) or License included in the Purchased Assets that is by its terms or law nonassignable without the consent of or waiver from the other party or parties thereto, unless such consent shall have been given or as to which all the remedies for the enforcement thereof enjoyed by Seller would, as a matter of law, pass to Buyer as an incident of the assignments provided for by this Agreement. Seller shall, both before and after the Closing, use commercially reasonable efforts (which shall not be construed to require the payment of any amount or assumption of any Liability by Seller or the Shareholders) to obtain the consent of any third party to the assignment to Buyer of any Contract or License for which such consent is required. In the event (a) a Contract or License either does not permit or expressly prohibits the assignment by Seller of its rights and obligations thereunder, or (b) Seller has not obtained the necessary consents to assignment from all parties to any Contract or License prior to the Closing Date, or (c) direct assumption of any Contract or License is not practical, Buyer shall fulfill such Contract or License and shall assume the obligations and liabilities of such Contract or License accruing after the Closing for and on behalf of Seller but for the account of Buyer and Seller shall cooperate with Buyer in any reasonable arrangements designed to provide for Buyer the benefits under such Contracts or Licenses accruing after the Closing including the enforcement for the benefit and at the expense of Buyer of any rights comparable to the rights previously enjoyed by Seller in connection with such Contracts or Licenses.
               Section 2.4 Consideration.
          (a) The aggregate consideration for the Purchased Assets and the Noncompetition Agreements shall consist of (i) the payment of the Final Cash Purchase Price, plus (ii) the issuance of the Stock Consideration as contemplated by Section 2.4(b) below, plus (iii) the assumption of the Assumed Liabilities pursuant to Section 2.10 below.
          (b) The Final Cash Purchase Price shall be payable as follows: (i) the Estimated Cash Purchase Price as determined pursuant to Section 2.8(a) below shall be paid by Buyer to Seller at the Closing by wire transfer of immediately available funds to a bank account designated in writing by Seller prior to the Closing and (ii) any difference between the Final Cash Purchase Price and the Estimated Cash Purchase Price shall be paid by Buyer or Seller, as applicable, to the other in accordance with Section 2.8(f) below.

          (c) A stock certificate representing the Stock Consideration shall be delivered by Buyer to Seller at the Closing.
          (d) Within ten (10) business days following Buyer’s receipt of (a) written notice from Clark and LoConti requesting the issuance or re-issuance of all or any portion of the Stock Consideration, (b) any or all of the stock certificates representing any or all of the Stock Consideration and (c) representation letters in a form reasonably acceptable to Buyer from each applicable transferee of new stock certificate(s), Buyer will (i) cancel such delivered stock certificate(s), if applicable, and (ii) issue new stock certificate(s) to the Shareholders in such amounts designated in such notice (as adjusted for any stock adjustments or dividends that relate thereto).
               Section 2.5 Time and Place of Closing. Subject to the conditions set forth in this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) as of April 16, 2007 (the “Closing Date”), at 9:00 a.m., local time, at the offices of Bodman LLP, 201 West Big Beaver Road, Suite 500, Troy, Michigan 48084. The Closing shall be deemed effective as of 12:01 a.m. on the Closing Date.
               Section 2.6 Deliveries by Seller and Shareholders. At the Closing, Seller and Shareholders, as applicable, shall deliver, or cause to be delivered, to Buyer the following:
          (a) such bills of sale, assignments and other appropriate instruments of transfer as shall be necessary to vest in Buyer as of the Closing Date, all right, title and interest of Seller in and to the Purchased Assets free and clear of any Liens, all in form and substance satisfactory to Buyer and Seller;
          (b) the Employment Agreements;
          (c) the Noncompetition Agreements;
          (d) the Management Agreement;
          (e) a certificate of the Secretary of Seller, in form and substance reasonably satisfactory to Buyer, certifying as to (i) the Articles of Incorporation of Seller certified by the Secretary of State of the State of Arizona and dated within thirty (30) calendar days of the Closing Date, (ii) the bylaws of Seller, (iii) the resolutions of the board of directors of Seller and the Shareholders approving and authorizing this Agreement and the transactions contemplated by this Agreement, (iv) a good standing certificate of Seller issued by the Secretary of State of Arizona and the Secretary of State of Ohio, each dated within thirty (30) calendar days of the Closing Date;
          (f) estoppel certificate and consent from Lander Enterprises Co., L.P. with respect to the Lease in the form attached hereto as Exhibit F;
          (g) estoppel certificate and consent from Vanguard Software Corporation with respect to the Standard Contract for Software Development Services dated November 14, 2005 and the Standard Contract for Software Development Services dated April 18, 2006, in the form attached hereto as Exhibit G;

          (h) consent from Praetorian Insurance Company (f/k/a Insurance Corporation of Hannover) with respect to the General Agency Agreement, in the form attached hereto as Exhibit H;
          (i) any and all required consents necessary for the assignment of the other Key Contracts and Licenses, if any, to Buyer, in form and substance reasonably acceptable to Buyer;
          (j) an opinion of Baker & Hostetler LLP, counsel to Seller, dated the Closing Date, in form and substance reasonably satisfactory to Buyer and counsel to Buyer;
          (k) evidence reasonably satisfactory to Buyer of the change of Seller’s name to a name dissimilar to and not derivative of US Specialty Underwriters, Inc., Republic Western Specialty Underwriters, Inc. and MacCready and Gutmann;
          (l) the Registration Right Agreement; and
          (m) any other documents and instruments required by this Agreement or reasonably requested by Buyer to effect or evidence the transactions contemplated by this Agreement and the Ancillary Agreements.
               Section 2.7 Deliveries by Buyer. Except as noted below, at the Closing, Buyer shall deliver to Seller the following:
          (a) the amount of the Estimated Cash Purchase Price, by wire transfer of immediately available funds to a bank account designated in writing by Seller prior to the Closing;
          (b) A stock certificate or certificates representing the Stock Consideration on or before the fifth business day following the Closing Date in the name of Seller or as otherwise directed pursuant to Section 2.4(d);
          (c) the Assumption Agreement;
          (d) the Management Agreement;
          (e) an opinion of Bodman LLP, counsel to Buyer and MIGI, dated the Closing Date, in form and substance reasonably satisfactory to Seller and counsel for Seller;
          (f) the Registration Rights Agreement; and
          (g) any other documents and instruments required by this Agreement or reasonably requested by Seller to effect or evidence the transactions contemplated by this Agreement and the Ancillary Agreements.

               Section 2.8 Purchase Price Adjustment.
          (a) On or prior to the Closing Date, Seller will reasonably and in good faith prepare a written estimate of the amount of the estimated Closing Working Capital Value and shall deliver such estimate to Buyer for its written approval. The “Estimated Closing Working Capital Value” shall equal (i) if Buyer does not deliver to Seller prior to the Closing its written approval of Seller’s estimate, an amount equal to the Baseline Working Capital Value, and (ii) if Buyer does deliver to Seller prior to the Closing its written approval of Seller’s estimate, the amount of Seller’s estimate. The “Estimated Cash Purchase Price Adjustment” shall equal (A) the positive amount, if any, by which the Estimated Closing Working Capital Value exceeds the Baseline Working Capital Value; or (B) the negative amount, if any, by which the Estimated Closing Working Capital Value is less than the Baseline Working Capital Value. The Initial Cash Purchase Price plus (or minus) the Estimated Cash Purchase Price Adjustment shall be referred to as the “Estimated Cash Purchase Price.”
          (b) As soon as practicable, but in no event later than sixty (60) days following the Closing Date, Buyer shall reasonably and in good faith prepare the following: (i) a balance sheet of the Business as of the Closing Date (the “Closing Balance Sheet”), (ii) a calculation of the Working Capital Value as of the Closing Date based on the Closing Balance Sheet (the “Closing Working Capital Value”) and (iii) a supplemental schedule reconciling the Closing Balance Sheet and the Closing Working Capital Value (collectively, the “Closing Financial Data”). The Closing Balance Sheet shall be prepared in accordance with GAAP. The Closing Working Capital Value shall be prepared consistent with the principles, assumptions and standards used in determining the Working Capital Value as of December 31, 2006 which is attached hereto (along with a corresponding balance sheet and supplemental schedule) as Exhibit I.
          (c) Buyer shall deliver a copy of the Closing Financial Data to Seller promptly after it has been prepared. After receipt of the Closing Financial Data, Seller shall have thirty (30) days to review the Closing Financial Data. Seller and its authorized representatives shall have full access to all relevant books and records and employees of the Acquired Business for any purpose, including, without limitation, to review and verify the Closing Financial Data. Unless Seller delivers written notice to Buyer on or prior to the sixtieth (60th) day after Seller’s receipt of the Closing Financial Data specifying in reasonable detail the amount, nature and basis of all disputed items, Seller shall be deemed to have accepted and agreed to the calculation of the Closing Working Capital Value. If Seller notifies Buyer of its objection to the calculation of the Closing Working Capital Value as described above, Buyer and Seller shall, within sixty (60) days (or such longer period as the parties may agree in writing) following such notice (the “Resolution Period”), attempt to resolve their differences and any resolution by them as to any disputed amounts shall be final, binding and conclusive.
          (d) If, at the conclusion of the Resolution Period, there are any amounts remaining in dispute, then such amounts remaining in dispute shall be submitted to a firm of nationally recognized independent certified public accountants (the “Neutral Auditors”) selected by Seller and Buyer within ten (10) days after the expiration of the Resolution Period. If Seller and Buyer are unable to agree on the Neutral Auditors, then each of Seller and Buyer shall have the right to request the office of the American Arbitration Association to appoint the Neutral Auditors, which Neutral Auditors shall not have had a material relationship with Seller, Buyer or any of their respective Affiliates within the past two years. Each of Seller and Buyer agree to execute, if requested by the Neutral Auditors, a reasonable engagement letter, including customary indemnities. All fees and expenses relating to the work, if any, to be performed by the Neutral Auditors shall be borne pro rata as between Seller and Buyer in proportion to the Neutral Auditors’ percentage allocation of the disputed amount between Seller and Buyer such that the prevailing party pays the lesser proportion of the fees and expenses. The Neutral Auditors shall act as an arbitrator to determine, based solely on the provisions of this Section 2.8 and the presentations by Seller and Buyer only, and not by independent review, only those issues still in dispute. The Neutral Auditors’ determination shall be made within thirty (30) days of their selection, shall be set forth in a written statement delivered to Seller and Buyer and shall be deemed a final, binding and conclusive arbitration award. A judgment of a court of competent jurisdiction may be entered upon the Neutral Auditors’ determination. The term “Final Closing Working Capital Value” shall mean the definitive Closing Working Capital Value agreed to (or deemed to be agreed to) by Buyer and Seller in accordance with Section 2.8(c) hereof or resulting from the determinations made by the Neutral Auditors in accordance with this Section 2.8(d) (in addition to those items theretofore agreed to by Seller and Buyer).
          (e) The Estimated Cash Purchase Price shall be (i) increased dollar for dollar to the extent the Final Closing Working Capital Value exceeds the Estimated Closing Working Capital Value, or (ii) decreased dollar for dollar to the extent the Final Closing Working Capital Value is less than the Estimated Closing Working Capital Value. The Estimated Cash Purchase Price as adjusted pursuant to this Section 2.8(e) shall be referred to as the “Final Cash Purchase Price.”
          (f) If the Final Cash Purchase Price exceeds the Estimated Cash Purchase Price, then Buyer will pay to Seller an amount equal to such excess. If the Final Cash Purchase Price is less than the Estimated Cash Purchase Price, then Seller will pay to Buyer the amount of such deficiency. Any amounts payable pursuant to this Section 2.8(f) shall bear interest from the Closing Date through the date of payment at the federal funds rate of interest publicly announced by the Federal Reserve Board, from time to time, plus 0.5%, for the period from the Closing Date to the date of such payment. Any amounts payable pursuant to this Section 2.8(f) shall be paid by wire transfer of immediately available funds to (i) the account specified by Seller (for the account of Seller), if Seller is owed payment, or (ii) the account specified by Buyer (for the account for the account of Buyer), if Buyer is owed payment, within five (5) business days after the Final Closing Working Capital Value is agreed to by Buyer and Seller or any remaining disputed items are ultimately determined by the Neutral Auditors. For purposes of clarity, Buyer acknowledges and agrees that, although Buyer may at its option assert a claim and setoff against the Contingent Consideration for any amount due to Buyer under this Section, it is the intention of the parties that Seller shall pay any such amounts directly to Buyer.
          (g) The Initial Cash Purchase Price, as adjusted pursuant to this Section 2.8, plus the value of the Stock Consideration plus the amount of the Assumed Liabilities pursuant to Section 2.10 below is referred to herein as the “Final Purchase Price.”
               Section 2.9 Purchase Price Allocation. Attached here to as Exhibit J is an allocation of the Initial Purchase Price among the Purchased Assets plus the amount of the Assumed Liabilities reasonably estimated by Buyer and Seller. Buyer and Seller agree to allocate the Final Purchase Price among the Purchased Assets in accordance with Exhibit J attached hereto. In the event that the Initial Cash Purchase Price is adjusted in accordance with Section 2.8 hereof, or the Assumed Liabilities are finally determined to be different than the estimated amounts thereof, the Final Purchase Price shall be allocated among the Purchased Assets in accordance with Exhibit J, but as revised to reflect the changes to the classes of Purchased Assets as were the subject of such adjustments and differences. For purposes of all Taxes, the parties agree to report the transactions contemplated in this Agreement in a manner consistent with this Section 2.9 and the allocation set forth in Exhibit J, as so revised, and none of them will take any position inconsistent therewith in any Returns, in any refund claim, in any litigation, or otherwise. Each party agrees to notify the other if any taxing authority proposes to reallocate the Final Purchase Price. Seller and Buyer shall cooperate in good faith in the joint preparation of IRS Form 8594 on a basis consistent with the allocation of the Final Purchase Price in accordance with this Section 2.9 and as set forth in Exhibit J.
               Section 2.10 Assumed Liabilities. At the Closing, Buyer shall execute and deliver to Seller the Assumption Agreement whereby Buyer shall, as of the Closing Date and subject to Section 2.11 below and Seller’s and Shareholders’ satisfaction of the Excluded Liabilities, assume the liabilities and obligations of Seller set forth below (collectively, the “Assumed Liabilities”):
          (a) the Accounts Payable and Commissions Payable, but only to the extent reflected on the Closing Balance Sheet and utilized in the determination of the Closing Working Capital Value;
          (b) all obligations of Seller under the Contracts set forth on Schedule 3.15 hereto either (i) to furnish goods, services, and other non-cash benefits to another party after the Closing or (ii) to pay for goods, services, and other non-cash benefits that another party will furnish to Buyer after the Closing;
          (c) Liabilities under the Licenses to be paid or performed after the Closing that are attributable to the period after Closing; and
          (d) all other Liabilities of Buyer or in respect of the Business or the Purchased Assets to the extent accruing after the Closing.
               Section 2.11 Excluded Liabilities. Except for the Assumed Liabilities, Seller and the Shareholders shall retain, discharge, pay or perform, as the case may be, when due all Liabilities of Seller and any of its Affiliates (whether secured or unsecured, known or unknown, asserted or unasserted, absolute, accrued, contingent or otherwise, and whether due or to become due) (collectively, the “Excluded Liabilities”). Except for the Assumed Liabilities, Buyer shall not be liable or obligated for any of Seller’s and its Affiliates past, present or future Liabilities and nothing in this Agreement shall be construed in any manner to constitute an assumption by Buyer of any such Liability of Seller. Without limiting the generality of the foregoing, the Excluded Liabilities shall include the following Liabilities:
          (a) the Accounts Payable to the extent not reflected on the Closing Balance Sheet or utilized in the determination of the Closing Working Capital Value;

          (b) all Liabilities of Seller that arise out of or in respect of services performed by Seller or any of Seller’s predecessors prior to the Closing Date;
          (c) all Liabilities for claims arising out of or relating to Seller’s employment relationship with any employees of Seller, whether or not hired by Buyer, including, without limitation, any unemployment compensation claims, worker’s compensation claims and claims for race, age, sex and other forms of discrimination and harassment;
          (d) all Liabilities of Seller or any of its Affiliates (i) under any pension, profit sharing, savings, retirement, health, medical, life, disability, dental, deferred compensation, stock option, bonus, incentive, severance pay, group insurance or other similar Employee Benefit Plans or arrangements, or under any policies, handbooks, or custom or practice, collective bargaining agreement, or any employment agreements, whether express or implied, applicable to any of Seller’s employees at any time through the Closing, and any assessments, fines, penalties or monetary damages arising out of the operation of such plans on or prior to the Closing Date and (ii) for any other compensation or benefits, payable or in the future to be payable to any past or present employee or independent contractor of Seller relating to the period on or prior to the Closing Date;
          (e) all other Liabilities with respect to or arising out of Seller’s employment of any of Seller’s employees or their termination by Seller whether prior to or after the Closing Date;
          (f) all Liabilities arising out of any wrongful or unlawful violation or infringement by Seller or any of its Affiliates of any Intellectual Property of any person or entity prior to the Closing Date, including with respect to products of the Business developed, manufactured or sold by Seller or any of Seller’s predecessors prior to the Closing Date;
          (g) all Liabilities arising out of claims alleging damage to the environment or similar claims with respect to the conduct of the Business or the use, occupation, ownership or operation by Seller, any of Seller’s predecessors, and/or any of its or their Affiliates of real property prior to the Closing Date, including any Liabilities under any Environmental, Health and Safety Laws;
          (h) all Liabilities of Seller arising out of any Action pending as of the Closing Date or any Action arising out of or relating to matters or events occurring prior to the Closing Date;
          (i) all Liabilities of Seller in respect of the borrowing of money or issuance of any note, bond, indenture, loan, credit agreement or other evidence of indebtedness, whether or not disclosed in this Agreement or otherwise;
          (j) all Liabilities of Seller arising out of, under or in connection with any of the Excluded Assets;
          (k) all Liabilities of Seller under any contractual arrangement with an Affiliate of Seller, including, without limitation, the “intercompany account with parent” disclosed in the Financial Statements; and

          (l) all other Liabilities of Seller arising out of or relating to matters or events occurring prior to the Closing Date.
               Section 2.12 Prorations. Current real estate taxes, personal property taxes, rents, utility charges (including electricity, gas, water, sewer and telephone), refuse collection, and other service contracts (as applicable) assumed by Buyer shall be prorated ratably as of the Closing Date. To the extent practicable, all such prorations shall be computed and paid at the Closing, and to the extent not practicable, as soon as practicable thereafter.
               Section 2.13 Reimbursement for Certain Payments. If Buyer pays any of the Excluded Liabilities, then Seller shall reimburse the amount of such payment to Buyer by wire transfer of immediately available funds within two (2) business days of receipt by Seller of a demand for reimbursement, together with corresponding documentation of such payment. In the event that on or after the Closing Date Seller received or receives any payments of accounts receivable relating to the Acquired Business (including, without limitation, Accounts Receivable) Seller shall hold such payment in trust for Buyer and shall remit such payments to Buyer in the form received within two (2) business days of Seller’s receipt of such payments.
               Section 2.14 Management Fee; Contingent Consideration Termination Payment.
          (a) Definitions. For purposes of this Section 2.14 and otherwise in this Agreement, the following definitions shall apply:
                    (i) “Acquired Business” shall mean the Business acquired pursuant to this Agreement.
                    (ii) “Contingent Consideration Termination Date” shall mean the last day of the month during which Buyer delivers a notice in writing to Seller that Buyer desires to exercise its option to terminate the Management Fee payments payable under Section 2.14(b) (the “Termination Notice”); provided that if Buyer delivers a Termination Notice in June or December, the Termination Notice shall be deemed delivered by Buyer during the following month (i.e., July or January, respectively).
                    (iii) “Contingent Consideration Termination Payment” shall mean an amount equal to 6.5 multiplied by Termination Payment EBITDA payable in cash. Examples of the calculation of the Contingent Consideration Termination Payment are attached hereto as Schedule 2.14(b).
                    (iv) “EBITDA” shall mean the net income of the Acquired Business (excluding any profit sharing commissions) determined in accordance with GAAP for the applicable period before interest, taxes, depreciation and amortization, calculated as if it were being operated as a single and independent corporation. For the avoidance of doubt, the applicable period for 2007 shall begin on the Closing Date.

                    (v) “Interim Management Fee” shall mean 0.75 times, as of any date of determination for the applicable calendar year: (a) $0, if year-to-date EBITDA is less than or equal to Minimum EBITDA for the full current calendar year; (b) year-to-date EBITDA less Minimum EBITDA for the full current calendar year, if year-to-date EBITDA is greater than such Minimum EBITDA but less than Target EBITDA for such calendar year; or (c) 0.5 multiplied by year-to-date EBITDA, if year-to-date EBITDA is greater than or equal to Target EBITDA for such calendar year. The “Interim Management Fee” shall be calculated as of the end of September and December in each calendar year during which a Termination Notice has not been delivered. The calculation for the December Interim Management Fee will be offset by any payment made for the September Interim Management Fee. Examples of the calculation of the Interim Management Fee are attached hereto as Schedule 2.14(a).
                    (vi) “Interim Management Fee Payment Date” shall mean ten (10) days after the end of the applicable interim period. As such, the September Interim Management Fee payment shall be made by October 10th of the same year and the December Interim Management Fee shall by made by January 10th of the following year.
                    (vii) “Management Fee” shall mean: (a) $0, if EBITDA is less than or equal to Minimum EBITDA; (b) EBITDA less Minimum EBITDA, if EBITDA is greater than Minimum EBITDA but less than Target EBITDA; or (c) 0.5 multiplied by EBITDA, if EBITDA is greater than or equal to Target EBITDA. The payment of the Management Fee will be offset by any Interim Management Fee payments. Examples of the calculation of the Management Fee are attached hereto as Schedule 2.14(a).
                    (viii) “Management Fee Payment Date” shall mean: (a) upon the conclusion of any calendar year during which a Termination Notice has not been delivered, the earlier of (i) the date which is twenty (20) days after the completion of the audit of the consolidated financial statements for MIGI for such calendar year or (ii) the date which is ninety (90) days after the end of such calendar year; or (b) the date which is sixty (60) days after the Contingent Consideration Termination Date.
                    (ix) “Minimum EBITDA” shall mean the minimum EBITDA earnings preference to the Buyer totaling $3,600,000 for any calendar year period, or a pro-rata amount for any partial year as set forth in the chart below; and “Target EBITDA” shall mean two (2) times Minimum EBITDA, or $7,200,000 for any calendar year period, or a pro-rata amount for any partial year as set forth in the table chart below:

For the [calendar
year] [twelve
month period]	Target	Target	Minimum	Minimum
period through	EBITDA for	EBITDA	EBITDA for	EBITDA
month ending	2007	after 2007	2007	after 2007
January		$1,340,000		$670,000
February		$1,620,000		$810,000
March		$1,740,000		$870,000
April[1]	$230,000	$2,200,000	$115,000	$1,100,000

For the [calendar
year] [twelve
month period]	Target	Target	Minimum	Minimum
period through	EBITDA for	EBITDA	EBITDA for	EBITDA
month ending	2007	after 2007	2007	after 2007
May	$270,000	$2,240,000	$135,000	$1,120,000
June	$270,000	$2,240,000	$135,000	$1,120,000
July	$4,210,000	$6,180,000	$2,105,000	$3,090,000
August	$4,270,000	$6,240,000	$2,135,000	$3,120,000
September	$4,550,000	$6,520,000	$2,275,000	$3,260,000
October	$5,250,000	$7,220,000	$2,625,000	$3,610,000
November	$5,190,000	$7,160,000	$2,595,000	$3,580,000
December	$5,230,000	$7,200,000	$2,615,000	$3,600,000

[1]	The amount reflected for April 2007 is a pro rated amount for the period from the Closing Date through the end of the month.
          (x) “Termination Payment EBITDA” shall mean TTM EBITDA less the greater of $3,600,000 or 50% of TTM EBITDA (the “MIGI Preference”). If TTM EBITDA is less than $3,600,000, then Termination Payment EBITDA shall be $0.
          (xi) “TTM EBITDA” shall mean cumulative EBITDA for the twelve calendar months ending on the Contingent Consideration Termination Date (which may include months preceding the Closing Date).
     (b) Payment of the Management Fee; Contingent Consideration Termination Payment.
          (i) On or before each Interim Management Fee Payment Date which occurs prior to delivery of a Termination Notice, Buyer shall pay to Seller the Interim Management Fee. The termination of the Management Agreement shall not affect the Buyer’s obligation to pay to Seller the Interim Management Fee pursuant to this Section 2.14(b)(i).
          (ii) On or before each Management Fee Payment Date which occurs prior to the Contingent Consideration Termination Date, Buyer shall pay Seller an amount equal to the Management Fee determined by reference to the immediately preceding calendar year. The termination of the Management Agreement shall not affect the Buyer’s obligation to pay to Seller the Management Fee pursuant to this Section 2.14(b)(ii).
          (iii) In the event a Termination Notice is delivered by Buyer to Seller, on or before the Management Fee Payment Date, Buyer shall pay Seller an amount equal to the Management Fee determined by reference to the period from the beginning of the calendar year during which such notice was delivered and ending on the day immediately preceding the day of payment of the estimated Contingent Consideration Termination Payment under Section 2.14(e). Such payment shall be made within ten (10) days after payment of the Estimated Contingent Consideration Termination Payment.

          (iii) The difference between the estimated and final Contingent Consideration Termination Payment shall be payable pursuant to Section 2.14(f).
     (c) Computation of EBITDA. EBITDA, for the applicable period shall be reconciled to net income determined in accordance with GAAP and may be reviewed by the firm of independent certified public accountants engaged by Seller; provided that, in determining such EBITDA, without duplication:
     (i) a minimum gross commissions rate equal to the provisional commission rate set forth in the General Agency Agreement, as it may be amended from time to time (currently, 23.98%), shall be the assumed commission rate associated with any business produced by the Acquired Business and written by any Subsidiary of MIGI;
     (ii) EBITDA shall be computed without regard to “extraordinary items” of gain or loss as that term shall be defined in GAAP
     (iii) EBITDA shall not include any gains, losses or profits realized from the sale of any assets other than in the ordinary course of business;
     (iv) No deduction shall be made for indirect or allocated costs from MIGI or its Affiliates including, without limitation, management fees, general overhead expenses and other intercompany charges, of whatever kind or nature, charged by Buyer except to the extent such costs do not exceed the Budget amount for such item.
     (v) The purchase and sales prices of goods and services sold by the Acquired Business to Buyer or its Affiliates or purchased by the Acquired Business from Buyer or its Affiliates shall be adjusted to reflect the amounts that the Acquired Business would have realized or paid if dealing with an independent party in an arm’s-length commercial transaction, provided that each amount relating to a purchase by the Acquired Business from Buyer or its Affiliates may not be adjusted to exceed the Budget amount for such item, with approval by both Buyer and Seller.
     (vi) No deduction shall be made for (a) legal fees, accounting fees and other fees and expenses arising out of this Agreement or otherwise related to the acquisition of the Acquired Business or any activities of Buyer’s auditors, or related to any other transaction by Buyer after the Closing that is not incurred in the Ordinary Course of Business and is not included in the Budget, or (b) costs expenses incurred to the extent reimbursable by third parties, (c) purchase accounting or similar adjustments required or permitted by GAAP in connection with the acquisition of the Acquired Business.
     (vii) No deduction shall be made for expenses arising from any underwriting business that Buyer may conduct through the Acquired Business.
     (d) Procedures re: Management Fee. The EBITDA of the Acquired Business shall be determined by Buyer within forty-five (45) days after the close of each calendar year. Copies of its report setting forth its computation of the EBITDA of the Acquired Business shall be submitted by Buyer in writing to Seller and its auditors on or before such date and, unless Seller notifies Buyer within forty-five (45) days after receipt of the report that it objects to the computation of EBITDA set forth therein, the report shall be binding and conclusive for the purposes of this Agreement. Seller and its auditors shall have access to the books and records of Buyer and the Acquired Business during regular business hours to verify the computation of EBITDA made by Buyer. Seller shall pay all of its auditors’ charges and expenses. The termination of the Management Agreement shall not affect Seller’s rights under this Section 2.14(d).
     (e) Procedures re: estimated Contingent Consideration Termination Payment. The estimated TTM EBITDA of the Acquired Business shall be determined reasonably and in good faith by Buyer and delivered to Seller within ten (10) days after the Contingent Consideration Termination Date. Concurrently with delivery of its estimate of TTM EBITDA, Buyer shall pay in cash to Seller the Contingent Consideration Termination Payment payable based on such estimate.
     (f) Procedures re: final Contingent Consideration Termination Payment Buyer shall deliver to Seller an additional report calculating reasonably and in good faith the TTM EBITDA no later than sixty (60) days following the Contingent Consideration Termination Date. Unless Seller notifies Buyer within forty-five (45) days after receipt of the report that it objects to the computation of TTM EBITDA set forth therein, the report shall be binding and conclusive for the purposes of this Agreement. Seller and its auditors shall have access to the books and records of Buyer and the Acquired Business during regular business hours to verify the computation of TTM EBITDA made by Buyer. Seller shall pay all of its auditors’ charges and expenses.
     (f) Payment. If (i) Seller does not notify Buyer in writing within sixty (60) days after receipt of the report referred to in Section 2.14(e) above that it disputes the computation of TTM EBITDA set forth therein, or (ii) upon conclusion of the dispute procedures in Section 2.14(g), the resulting computation shall be final and Seller or Buyer, as the case may be, shall pay to the other Party the difference between the estimated and final Contingent Consideration Termination Payment.
     (g) Dispute. If Seller notifies Buyer in writing within forty-five (45) days after receipt of the report referred to in Section 2.14(d) or within sixty (60) days after receipt of the report referred to in Section 2.14(e) above that it disputes the computation of EBITDA or TTM EBITDA set forth therein, the amount of EBITDA for the calendar year to which such report relates or the TTM EBITDA, as the case may be, shall be determined by negotiation between Seller and Buyer. If Seller and Buyer are unable to reach agreement within thirty (30) business days after such notification, each of the parties may thereafter pursue whichever legal remedies are available to it. Any resulting adjustment to the Management Fee or Contingent Consideration Termination Payment (taking into account payment of the estimated Contingent Consideration Termination Payment) shall bear interest from the due date of the payment of such Management Fee or Contingent Consideration Payment until the applicable adjustment is paid by the responsible party. Such interest shall be equal to the federal funds rate of interest publicly announced by the Federal Reserve Board from time to time, plus 1.0%.

     (h) Combined Business Notwithstanding any provision of this Agreement to the contrary, Buyer shall not combine or attempt to combine any other entity, business or operations with the Acquired Business in a manner which would materially adversely effect EBITDA or TTM EBITDA of the Acquired Business or the ability of the Buyer to determine EBITDA or TTM EBITDA of the Acquired Business as if it were being operated as a single and independent corporation. The provisions of this Section 2.14(h) shall survive the Closing Date until the Contingent Consideration Termination Date.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS
     Seller and each Shareholder, jointly and severally, hereby represent and warrant to Buyer that the following representations and warranties are true and correct as of the Closing Date:
          Section 3.1 Incorporation; Authorization; Etc. Seller is a corporation validly existing and in good standing under the laws of the State of Arizona. Seller is duly authorized to conduct business as a foreign corporation and is in good standing in each jurisdiction in which the property owned, leased or operated by Seller, or the nature of the business conducted by Seller makes such qualification necessary, except where any failure to so qualify could not reasonably be expected to have a Material Adverse Effect. Seller has all requisite corporate power and authority to own or use the properties and assets that it purports to own or use and to conduct its business as it is now being conducted. Seller has delivered to Buyer true and complete copies of the articles of incorporation and bylaws of Seller (as amended to date). Seller and each Shareholder has full power and authority to execute and deliver this Agreement and the Ancillary Agreements to which each of them is a party, to perform each of their obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements, the performance of Seller’s and each Shareholder’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate proceedings on the part of Seller and each Shareholder. This Agreement has been, and when executed and delivered the Ancillary Agreements to which each of them is a party will be, duly executed and delivered by Seller and each Shareholder and constitute and will constitute the legal, valid and binding obligations of Seller and each Shareholder, enforceable against Seller and each Shareholder in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors.
          Section 3.2 No Conflict. Except as disclosed on Schedule 3.2 hereto, the execution, delivery and performance of this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated hereby and thereby and the compliance with the terms of this Agreement and the Ancillary Agreements do not and will not: (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Seller is a party or to which Seller or any of its property is subject; (b) result in the creation of any Lien upon, or any person obtaining the right to acquire any properties, assets or rights of Seller; (c)

violate or conflict with any material law, ordinance, code, rule, regulation, decree, order or ruling of any court, arbitral body or governmental authority, to which Seller or any Shareholder or any of Seller’s property is subject; (d) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; or (e) conflict with or result in any breach of any of the provisions of Seller’s articles of incorporation, bylaws or other organizational documents.
          Section 3.3 Joint Ventures; Subsidiaries. Except as set forth on Schedule 3.3, there are no corporations, partnerships, joint ventures, limited liability companies or other entities in which Seller or any Shareholder, directly or indirectly, has an interest and through which any part of the Business is conducted. Seller does not have and never has had a Subsidiary.
          Section 3.4 Title to Purchased Assets. Except as disclosed on Schedule 3.4 hereto, Seller has, and upon the Closing will convey to Buyer, good and valid right, title and interest in and to all of the Purchased Assets, free and clear of any and all Liens.
          Section 3.5 Financial Statements. Schedule 3.5 hereto contains true and complete copies of the following financial statements (collectively, the “Financial Statements”): (a) the audited balance sheets and related statements of income and cash flows of Seller for the calendar years ended December 31, 2004, December 31, 2005 and December 31, 2006 (the “Most Recent Fiscal Year End”), and (b) the unaudited balance sheet and related statements of income and cash flows of Seller (the “Most Recent Financial Statements”) as of and for the one (1) month periods ended January 31, 2007 and February 28, 2007, respectively (such latter date, the “Most Recent Fiscal Month End”). All Financial Statements are in accordance with the books and records of Seller, and such books and records of Seller are true and complete in all material respects. Each of the balance sheets included in the Financial Statements fairly presents the financial position of Seller and the Business as of its date, and each of the related statements of income and cash flows included within the Financial Statements fairly presents the results of operations and cash flows of Seller and the Business as of its date. Except as may be specified in a footnote thereto, all Financial Statements have been prepared in conformity with GAAP, consistently applied.
          Section 3.6 Undisclosed Liabilities. Except as disclosed on Schedule 3.6 hereto, Seller does not have any Liability, nor is there any Liability for which Seller is or may become liable, contingently or otherwise, that is not accrued or reserved against in the Most Recent Financial Statements, except for current Liabilities that were incurred in the Ordinary Course of Business after the Most Recent Fiscal Month End and that are consistent in nature and amount with the Liabilities shown on the Most Recent Financial Statements. Neither Seller nor any Shareholder has any knowledge of any circumstance, condition, event or arrangement that would hereafter give rise to any Liabilities of Seller except in the Ordinary Course of Business.
          Section 3.7 Absence of Certain Changes. Except as disclosed on Schedule 3.7 hereto, to Seller’s or Shareholder’s knowledge, since the Most Recent Fiscal Year End, there has not been any Material Adverse Change with respect to Seller or the Business. Without limiting the generality of the foregoing, since that date, except as disclosed on Schedule 3.7 hereto, Seller has not done any of the following with respect to or in connection with the Business:
     (a) sold, leased, transferred, or assigned (i) any items of Personal Property; or (ii) any other assets, tangible or intangible other than, in each case, sales of inventory in the Ordinary Course of Business;
     (b) entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) (i) for a term of greater than twelve months, (ii) involving more than $10,000 or (iii) outside the Ordinary Course of Business, nor has any party (including Seller) accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses) involving more than $10,000 to which Seller is a party or by which Seller is bound;
     (c) imposed any Liens upon any of its assets, tangible or intangible;
     (d) made any capital expenditure (or series of related capital expenditures) either involving more than $10,000 or outside the Ordinary Course of Business;
     (e) made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions) either involving more than $10,000 or outside the Ordinary Course of Business;
     (f) issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation involving more than $10,000 in the aggregate;
     (g) delayed or postponed the payment of accounts payable and other Liabilities outside the Ordinary Course of Business;
     (h) cancelled, compromised, waived, or released any right or claim (or series of related rights and claims) either involving more than $10,000 or outside the Ordinary Course of Business;
     (i) experienced any damage, destruction, or loss (whether or not covered by insurance) to its property;
     (j) made any loan to, or entered into any other transaction with, any of its directors, shareholders, officers, managers, or employees or Affiliates of any of the foregoing other than routine travel or expense advances made in the Ordinary Course of Business;
     (k) entered into any employment contract or collective bargaining agreement, written or oral, amended or modified the terms of any existing such contract or agreement;
     (l) granted any increase in the base compensation of any of its directors, shareholders, officers, managers, or employees outside the Ordinary Course of Business;

          (m) adopted, amended, modified, or terminated any bonus, profit sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, managers or employees (or taken any such action with respect to any other Employee Benefit Plan);
          (n) made any other change in employment terms for any of its directors, shareholders, officers, managers, or employees or Affiliates of any of the foregoing outside the Ordinary Course of Business;
          (o) made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business;
          (p) discharged a material Liability or Lien outside the Ordinary Course of Business;
          (q) made any loans or advances of money;
          (r) participated in or been subject to any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business; or
          (s) committed or offered to do any of the foregoing.
            Section 3.8 Real Property.
          (a) Seller does not own and has never owned any real property. Suite 108 in the building located at 6690 Beta Drive, Mayfield Village, Ohio (the “Mayfield Village Property”) and Suite 300 in the building located at 6140 Parkland Blvd., Mayfield Heights, Ohio (the “Leased Real Property”) are the only real properties that have ever been leased by Seller. The Lease is the complete agreement concerning Seller’s lease of the Leased Real Property. Seller has delivered to Buyer a true and complete copy of the Lease. Except as disclosed on Schedule 3.8(a), with respect to the Lease: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the transactions contemplated by this Agreement do not require the consent of any other party to such Lease, will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) Seller’s possession and quiet enjoyment of the Leased Real Property under the Lease has not been disturbed and there are no disputes with respect to such Lease; (iv) none of Seller or any other party to the Lease is in breach or default under such Lease, and no event has occurred or circumstance exists that, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (v) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (vi) Seller has not collaterally assigned or granted any other Lien in such Lease or any interest therein. The lease of the Mayfield Village Property has terminated in accordance with its terms without any breach or default by Seller and there are no disputes with respect to such lease.
          (b) To Seller’s knowledge, the Leased Real Property is in good repair and sufficient for the operation of the Acquired Business. To Seller’s knowledge, there are no facts or conditions affecting the Leased Real Property that would, individually or in the aggregate, interfere in any material respect with the use or occupancy of the Leased Real Property in the operation of the Acquired Business as currently conducted thereon.
            Section 3.9 Other Properties and Assets. The Purchased Assets and the Leased Real Property constitute all of the material assets, rights and properties used or held for use by Seller in connection with the Business and necessary for the conduct of the Business as presently conducted and as presently proposed to be conducted. All items of Personal Property and any other tangible assets included in the Purchased Assets are free from defects (patent and latent), have been maintained in accordance with normal industry practice, are in good operating condition and repair (subject to normal wear and tear), and are lawful and suitable for the purposes for which they presently are used and presently are proposed to be used.
            Section 3.10 Litigation; Orders. Schedule 3.10 sets forth a true and complete description of all Actions involving Seller, existing at any time during the five (5) year period immediately preceding the date of this Agreement. Except as disclosed on Schedule 3.10 hereto, there is no Action (including, without limitation any workers compensation claims) pending or, to Seller’s or any Shareholder’s knowledge, threatened against Seller with respect to the Business or any of the Purchased Assets. Neither Seller nor any Shareholder knows of any basis in fact for any such Action which in any case could reasonably be expected to have a Material Adverse Effect. Except as disclosed on Schedule 3.10 hereto, there are no judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency, or by arbitration) against Seller that could materially interfere with the conduct of the Business as presently conducted or materially prevent or delay the transactions contemplated in this Agreement.
            Section 3.11 Intellectual Property.
          (a) Except as disclosed in Schedule 3.11(a), Seller owns or possesses or has the right to use pursuant to a valid and enforceable, written license, sublicense, agreement, or permission all Intellectual Property necessary for the operation of the Business as presently conducted including, without limitation, all Intellectual Property used in any service, product, technology or process (i) currently being used, manufactured, published or marketed by Seller or (ii) currently under development for possible future use by Seller. Each item of Intellectual Property owned or used by Seller immediately prior to the Closing will be owned or available for use by Buyer on substantially equivalent terms and conditions immediately subsequent to the Closing. Seller has taken all action appropriate in its commercially reasonable judgment to maintain and protect each item of Intellectual Property that it owns or uses.
          (b) Seller has not interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of third parties, and there has been no charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that Seller must license or refrain from using any Intellectual Property rights of any third party). To Seller’s or any Shareholder’s knowledge, no third party has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any material Intellectual Property rights of Seller.

          (c) Schedule 3.11(c) hereto identifies each United States and foreign patent or registration that has been issued to Seller with respect to any Intellectual Property, identifies each United States and foreign pending patent application or application for registration that Seller has made with respect to any Intellectual Property, and identifies each license, sublicense, agreement, or other permission that Seller has granted to any third party with respect to any material Intellectual Property (together with any exceptions). Seller has delivered to Buyer true and complete copies of all such patents, registrations, applications, licenses, sublicenses, agreements, and permissions (as amended to date) and all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Schedule 3.11(c) also identifies each unregistered trademark, service mark, trade name, corporate name or Internet domain name, computer software item (other than commercially available off-the-shelf software purchased or licensed for less than a total cost of $20,000 in the aggregate) and each material unregistered copyright used by Seller.
          (d) Schedule 3.11(d) hereto identifies each item of Intellectual Property that any third party owns and that Seller uses pursuant to license, sublicense, agreement, or permission. Seller has delivered to Buyer true and complete copies of all material licenses, sublicenses, agreements, and permissions (as amended to date).
            Section 3.12 Employment and Labor Matters Seller is not a party to or subject to any collective bargaining agreement or other agreement with a labor union. Seller is in compliance in all material respects with all applicable laws respecting employment and employment practices, occupational safety and health standards, terms and conditions of employment, and wages and hours.
            Section 3.13 Employee Benefits.
          (a) Schedule 3.13 hereto lists all compensation and benefit plans maintained, sponsored or participated in by Seller or any of its Affiliates in connection with the Business and in effect as of the date hereof including, without limitation, all pension (including all such employee pension benefit plans as defined in Section 3(2) of ERISA), profit-sharing, savings and thrift, fringe benefit, bonus, incentive or deferred compensation, severance pay and medical and life insurance plans and employee welfare benefit plans as defined in Section 3(1) of ERISA that are sponsored by Seller or any of its Affiliates and in which any employees of Seller participate (collectively, “Employee Benefit Plans”).
          (b) As to Employee Benefit Plans sponsored by Seller or its Affiliates that are “employee pension benefit plans” as defined in Section 3(2) of ERISA, such plans are tax qualified under Section 401(a) of the Code, are not currently under examination by, nor are any matters pending before, the IRS, the Employee Benefits Security Administration or any quasi-government agency, are not subject to any pending claim, suit or arbitration (other than routine claims for benefits), are not subject to the minimum funding standards of Code Section 412, are in compliance in all material respects with and have been administered in accordance with their terms and in compliance in all material respects with all applicable requirements of law, including, but not limited to, the Code and ERISA, and there have been no prohibited transactions as defined in Code Section 4975 or ERISA Section 406 with respect to such plans that could reasonable by expected to subject Seller or its Affiliates to a material tax or penalty under Code Section 4975 or ERISA Section 502(i).
          (c) Neither Seller nor any of its Affiliates has incurred any Liability under Title IV of ERISA that has or could, after the Closing Date, become a Lien upon any of the Purchased Assets pursuant to ERISA Section 4068.
          (d) Neither Seller nor any of its Affiliates is or has ever been required to contribute to any “multiemployer plan,” as such term is defined in Section 4001(a)(3) of ERISA, in which employees of Seller participate.
          (e) Except as set forth in Schedule 3.13, no Employee Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, or (ii) death benefits under any pension plan.
          (f) For the purposes of this Section 3.13, Seller shall include all trades or businesses under common control with Seller as provided in the regulations under Code Section 414(c).
            Section 3.14 Compliance with Laws. Each of Seller, Seller’s predecessors and Seller’s Affiliates has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of every federal, state, local, and foreign governmental authority (and all agencies thereof) having jurisdiction, where any failure to comply could reasonably be expected to have a Material Adverse Effect, and no action, suit, proceeding, hearing, Action, charge, complaint, claim, demand, or notice has been filed or commenced against Seller alleging any failure so to comply.
            Section 3.15 Contracts.
          (a) Schedule 3.15 hereto lists the following written contracts, agreements and commitments to which Seller is a party:
               (i) any agency agreement or sub-agency agreements;
               (ii) any insurance policies with Insurance Corporation of Hannover or its predecessors or Affiliates produced by Seller (regardless of whether or not Seller is a party thereto);
               (iii) any agreement (or group of related agreements) for the lease of personal property to or from any Person providing for lease payments in excess of $5,000 per annum;
               (iv) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which will extend over a period of more than one year, result in a loss to Seller, provide for discounts or allowances, or involve consideration in excess of $5,000;
               (v) any agreement concerning a partnership or joint venture;
               (vi) any agreement (or group of related agreements) under which Seller has created, incurred, assumed, or guaranteed any indebtedness for borrowed money, or any capitalized lease obligation, in excess of $5,000 or under which it has imposed a Lien on any of its assets, tangible or intangible;
               (vii) any agreement concerning confidentiality or noncompetition (whether or not the restrictive covenants apply to Seller or apply to a third-party in favor of Seller);
               (viii) any agreement with any officer, director, shareholder or employee of Seller or any Affiliate of such Persons;
               (ix) [Reserved];
               (x) any agreement for the employment or other engagement of any individual on a full-time, part-time, consulting, or other basis providing annual compensation in excess of $5,000 or providing severance benefits;
               (xi) any sales representative or agency agreement, brokers agreement or dealer agreement or other agreement relating to the sale or distribution of products or services of Seller to or by other Persons;
               (xii) any agreement under which the consequences of a default or termination could have a Material Adverse Effect;
               (xiii) any agreement under which Seller has advanced or loaned any Person amounts in the aggregate exceeding $5,000; or
               (xiv) any other agreement (or group of related agreements) the performance of which involves consideration in excess of $5,000.
     (b) Seller has delivered to Buyer a true and complete copy of each written agreement (as amended to date) listed on Schedule 3.15. With respect to each such agreement, except as noted on Schedule 3.15 hereto: (i) the agreement is legal, valid, binding, enforceable, and in full force and effect except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors; (ii) Seller has fulfilled when due, or taken all action necessary to enable it to fulfill when due, all of its obligations under the agreement; (iii) the agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby and, except as contemplated by Sections 2.6(g), (h) and (i), no consent, approval or other authorization from any third-party is needed in order to assign such agreement from Seller to Buyer; (iv) Seller is not, and to its knowledge, no other party is in breach or default, or has alleged a breach or default, and, to

Seller’s knowledge, no event has occurred that with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (v) to Seller’s knowledge, no party has repudiated any provision of the agreement. Except as disclosed on Schedule 3.15, there are no oral agreements enforceable against Seller.
            Section 3.16 Licenses, Approvals, Other Authorizations. Seller possesses or has been granted all Licenses necessary for the conduct of the Business as presently conducted and all such Licenses are listed on Schedule 3.16 hereto. Except as noted on Schedule 3.16 hereto, all such Licenses are in full force and effect. Except as noted on Schedule 3.16 hereto, no proceeding is pending or, to Seller’s or any Shareholder’s knowledge, threatened seeking the revocation or limitation of any License.
            Section 3.17 Environmental Matters. Except as set forth in Schedule 3.17 hereto:
          (a) Each of Seller and its predecessors at all times, in has complied with and currently is in compliance with all Environmental, Health, and Safety Laws;
          (b) The Business has been conducted by Seller and each predecessor of Seller, and the condition of the Purchased Assets, the Leased Real Property and the Mayfield Village Property is and at all times has been in compliance with all requirements of all Environmental, Health, and Safety Laws;
          (c) Schedule 3.17 contains a listing of all correspondence, data, reports, investigations, studies and other information known to Seller (copies of all of which have been provided to Buyer) regarding any Hazardous Substances that either in the past were or at present are located at, or emanating from any portion of the Leased Real Property or any other real property now or previously owned or operated by Seller or its predecessors in connection with the Business;
          (d) Neither Seller nor any of its predecessors has received any written notice, report or other information suggesting that the operation of the Acquired Business or condition of the Purchase Assets, the Leased Real Property and the Mayfield Village Property is in actual or alleged violation of any of the Environmental, Health and Safety Laws.
            Section 3.18 Taxes.
          (a) Seller has duly filed all Returns required to be filed by Seller. All such Returns are true, complete and correct, and all Taxes (whether or not shown on any Return) due in connection with such Returns or otherwise due have been paid in full or provision for their payment has been made in the Most Recent Financial Statements.
          (b) None of the Purchased Assets is encumbered by any Liens arising out of any unpaid Taxes (except for Taxes that are not yet due and payable) and there are no grounds for the assertion or assessment of any Liens against any of the Purchased Assets in respect of any Taxes (other than Liens for Taxes, if payment thereof is not yet due).

          (c) Except as set forth on Schedule 3.18, there is no Action or proceeding or unresolved claim for assessment or collection, pending or, to Seller’s or any Shareholder’s knowledge, threatened, by, or present dispute with, the United States or any other taxing authority for assessment or collection from Seller of any Taxes of any nature.
          (d) No issue has been raised by any taxing authority in connection with an audit or examination of any Return in connection with Seller, that if raised with regard to any other Return not so audited or examined, would reasonably be expected to result in a proposed deficiency with respect to the period covered by such other Return. No taxing authority in a jurisdiction where Seller does not file Returns has made a claim, assertion or threat that Seller is or may be subject to taxation in such jurisdiction in connection with the Business.
          (e) The reserves for Taxes reflected in the Most Recent Financial Statements are adequate for the payment of all Taxes of Seller in connection with the Business due or to become due in respect of all periods through the date of the Most Recent Financial Statements.
          (f) All Taxes that Seller has been required to collect or withhold for in connection with the Business, including, but not limited to, any employee, independent contractor, creditor, stockholder or other party, have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority. Seller has not received any reports or other written assertions by agents of any taxing authority of any deficiencies or other Liabilities for Taxes with respect to taxable periods for which the limitations period has not run. Seller has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.
          (g) Seller has been since its inception a validly electing S corporation as defined in Section 1361(a)(1) of the Code.
            Section 3.19 Accounts Receivable. All Accounts Receivable of Seller are reflected properly on its books and records, are valid obligations arising from bona fide sales actually made or services actually performed in the Ordinary Course of Business, and, to Seller’s knowledge, are subject to no setoffs, counterclaims or disputes.
            Section 3.20 Insurance. Schedule 3.20 hereto sets forth the following information with respect to each insurance policy (including policies providing property, casualty, liability, errors and omissions, and workers’ compensation coverage and bond and surety arrangements) to which Seller is a party, a named insured, or otherwise the beneficiary of coverage:
          (a) the name of the insurer, the name of the policyholder, and the name of each covered insured;
          (b) the policy number and the period of coverage;
          (c) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

          (d) a description of any retroactive premium adjustments or other loss-sharing arrangements.
     Such insurance policies are, with respect to the Business and the Purchased Assets, sufficient for compliance with all requirements of law and of all agreements to which Seller is a party and insure the Purchased Assets and Business against such casualties and contingencies in such amounts, types and forms as are appropriate for the Purchased Assets and Business and as are usual and customary in the industry of which it is a part. In the event Seller’s errors and omissions coverage is on a “claims-made” basis, Seller shall either: (1) maintain such coverage for a period of two (2) years following the Closing Date; or (2) purchase “tail coverage,” which would allow Seller to report a claim to its errors and omissions carrier for a period of two (2) years following the Closing Date. Except as set forth on Schedule 3.20 hereto, there are no outstanding claims by Seller under any such insurance policies. Seller has not been refused any insurance nor has Seller’s coverage been limited by any insurance carrier to which it has applied for any insurance or with which it has carried insurance during the last three (3) years. Seller has timely and duly given all notices required to have been given to any insurance company, and no insurance company has asserted in writing that any claim by Seller is not covered by the applicable policy relating to such claim. Schedule 3.20 hereto describes any self-insurance arrangements affecting Seller.
          Section 3.21 Policy Holders and Suppliers. Schedule 3.21(a) hereto lists the policy holders of the Business for each of the two (2) most recent calendar years and sets forth opposite the name of each such policy holder the dollar amount and percentage of premiums of the Business attributable to such policy holder. Schedule 3.21(a) also lists any additional policy holder that Seller anticipates will be policy holders of the Business for the current calendar year. Schedule 3.21(b) hereto lists the sub-agents of Seller and sets forth opposite the name of each such sub-agent the dollar amount of commissions earned attributable to such sub-agent. No sub-agent of Seller has notified Seller in writing that it will stop, or materially decrease its level of services to the Business and no policy holder of the Business has notified Seller in writing that it will stop, or materially decrease the level of, purchasing insurance or services from the Business.
          Section 3.22 Compliance with the Foreign Corrupt Practices Act.. Seller and its representatives have not, to obtain or retain business, directly or indirectly offered, paid or promised to pay, or authorized the payment of, any money or other thing of value (including any fee, gift, sample, travel expense or entertainment with a value in excess of One Hundred Dollars ($100.00) in the aggregate to any one individual in any year) to: (a) any person who is an official, officer, agent, employee or representative of any governmental body or of any existing or prospective customer (whether government owned or nongovernment owned); (b) any political party or official thereof; (c) any candidate for political or political party office; or (d) any other individual or entity; while knowing or having reason to believe that all or any portion of such money or thing of value would be offered, given, or promised, directly or indirectly, to any such official, officer, agent, employee, representative, political party, political party official, candidate, individual, or any entity affiliated with such customer, political party or official or political office.

          Section 3.23 Brokers, Finders, Etc. Seller has not employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.
          Section 3.24 Accuracy of Information; Full Disclosure. All documents delivered by or on behalf of Seller in connection with this Agreement are complete and accurate in all material respects. No representation or warranty of Seller or Shareholders contained in this Agreement or in any Schedule hereto or in any Ancillary Agreement delivered to Buyer pursuant hereto or in connection herewith and none of the written data or information furnished or made available to Buyer by Seller (including, without limitation, any Financial Statements) contains an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements made, in the context in which made, not false or misleading.
ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER AND MIGI
     Buyer and MIGI, jointly and severally, hereby represent and warrant to Seller that the following representations and warranties are true and correct as of the the Closing Date:
          Section 4.1 Incorporation; Authorization; Etc. Buyer is a corporation validly existing and in good standing under the laws of the State of Michigan. Buyer has full corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which it is a party, the performance of Buyer’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate proceedings on the part of Buyer. This Agreement has been, and when executed and delivered the Ancillary Agreements to which it is a party will be, duly executed and delivered by Buyer and constitute and will constitute the legal, valid and binding obligations of Buyer, enforceable against Buyer in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors.
          Section 4.2 No Conflict. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Buyer is a party and the consummation of the transactions contemplated hereby and thereby will not (a) conflict with, result in a breach of any provision of, constitute a default under, result in the modification or cancellation of, or give rise to any right of termination or acceleration in respect of, any contract, agreement, commitment, understanding, arrangement or restriction of any kind to which Buyer is a party or to which Buyer or any of its property is subject; (b) violate or conflict with any law, ordinance, code, rule, regulation, decree, order or ruling of any court, arbitral body or governmental authority, to which Buyer or any of its property is subject; (c) require any authorization, consent, order, permit or approval of, or notice to, or filing, registration or qualification with, any governmental, administrative or judicial authority; or (d) conflict with or result in any breach of any of the provisions of Buyer’s articles of incorporation or bylaws.

          Section 4.3 Brokers, Finders, Etc. Buyer has not employed any broker or finder, or incurred any Liability for a brokerage fee, commission or finder’s fee in connection with the transactions contemplated by this Agreement.
          Section 4.4 SEC Documents. MIGI has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2004 (the “MIGI SEC Documents”). As of its date, each MIGI SEC Document complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules, policy statements and regulations of the SEC promulgated thereunder applicable to such MIGI SEC Documents, and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (other than in the case of registration statements of MIGI filed under the Securities Act, in light of the circumstances under which they were made) not misleading, except to the extent that such MIGI SEC Documents have been modified or superseded by a later filed MIGI SEC Document. The consolidated financial statements of MIGI included in MIGI’s annual report on Form 10-K for the fiscal year ended December 31, 2006, complied at the time they were filed in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and each fairly presented in all material respects the consolidated financial position of MIGI as of the dates thereof and the consolidated results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except for liabilities incurred in connection with the transactions contemplated by this Agreement or in the ordinary course of business since the date of the most recent balance sheet included in the MIGI SEC Documents, neither MIGI nor any Subsidiary of MIGI has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by GAAP to be set forth on a consolidated balance sheet of MIGI or the notes thereto which, individually or in the aggregate, would have a MIGI Material Adverse Effect. None of the Subsidiaries of MIGI is subject to the informational reporting requirements of Section 13 of the Exchange Act.
ARTICLE V
COVENANTS OF SELLER, SHAREHOLDERS, BUYER AND MIGI
            Section 5.1 Consents; Filings; Further Assurances.
          (a) Each of the parties hereto will use their commercially reasonable efforts to do or cause to be done all things, necessary, proper or advisable under applicable law or otherwise to consummate and make effective the transactions contemplated by this Agreement and the Ancillary Agreements including to (i) obtain from all governmental authorities and other Persons all consents, approvals, authorizations, qualifications and orders as are necessary to the consummation of the transactions contemplated by this Agreement (including, without limitation, the required consents necessary for the assignment of the Key Contracts and Licenses to Buyer) and (ii) promptly make all necessary filings with governmental authorities, and thereafter make any other required submissions with governmental authorities with respect to this Agreement under applicable law.

          (b) Each of the parties shall promptly notify the other party of any communication it or any of its Affiliates receives from any governmental authority relating to the matters that are the subject of this Agreement and permit the other party to review in advance any proposed communication by such party to any governmental authority. Neither party to this Agreement shall agree to participate in any meeting with any governmental authority in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such governmental authority, gives the other party the opportunity to attend such meeting. The parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other party may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods. The parties will provide each other with copies of all correspondence, filings or communications between them or any of their representatives, on the one hand, and any governmental authority or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.
            Section 5.2 Public Announcements. No party shall make, or cause to be made, any press release or public announcement with respect of this Agreement or the transactions contemplated by this Agreement or otherwise communicate with any news media without the prior written consent of each other party unless otherwise required by law or applicable stock exchange regulation, and the parties to this Agreement shall cooperate as to the timing and contents of any such press release, public announcement or communication.
            Section 5.3 Employee Matters.
          (a) Buyer shall offer “at will” employment following the Closing Date to each individual listed on Schedule 5.3(a) hereto who is employed by Seller on the Closing Date. Seller will terminate each employee listed on Schedule 5.3(a) hereto effected on the Closing Date. In the event that any such employees accept employment with Buyer, Seller agrees to cooperate in the transition of such employees to Buyer, including, without limitation, providing Buyer with access to all personnel records and other information with respect to such employees. Those employees of Seller who become employees of Buyer following the Closing Date are referred to herein as “Transferred Employees.” Nothing contained herein shall restrict Buyer in the future in the exercise of its independent business judgment as to the terms and conditions under which such employment shall continue, the duration of such employment or the basis on which such employment is terminated.
          (b) Immediately following the Closing Date, Buyer shall offer to all Transferred Employees (and their eligible dependents) participation in the group health plans and other welfare benefit plans which are offered to Buyer’s employees generally, with such participation to become effective immediately upon termination of the Transferred Employees’ (and their eligible dependents’) participation in similar plans of Sellers (i.e., May 1, 2007), subject to the terms and conditions of such plans.
          (c) For purposes of determining a Transferred Employee’s vacation benefits as an employee of Buyer after the Closing, each Transferred Employee shall be entitled to vacation benefits equal to such Transferred Employee’s vacation benefits immediately prior to Closing or, if greater, the vacation benefits such Transferred Employee would be entitled to under Buyer’s vacation benefits polcies giving credit to such Transferred Employee for his or her years of service with Seller and its Affiliates and their respective predecessors before the Closing Date. Buyer agrees to reimburse Transferred Employees for deductibles fully or partially satisfied prior to the Closing Date under any welfare benefit plans maintained by Seller.
            (d) Each Transferred Employee shall be subject to the participation and vesting requirements under Buyer’s defined contribution profit-sharing plan under Section 401(k) of the Code (“Buyer’s 401(k) Plan”). To the extent permitted by applicable law, Buyer’s 401(k) Plan shall be amended as soon as practicable following the Closing in order to, and shall, accept a rollover of any eligible distribution from the Seller’s defined contribution profit-sharing plan under Section 401(k) of the Code.
            (e) Buyer will permit Transferred Employees to carry over current year unused vacation that has accrued with Seller prior to the Closing Date with pay in accordance with the applicable policies of Seller as in effect as of the Closing Date (but only to the extent that such policies are set forth on Schedule 5.7(e) and only to the extent such is accrued as a liability in the determination of Closing Working Capital Value).
            (f) Nothing contained herein shall restrict Seller from terminating its group health plan on or after the Closing Date. Except as may be required by Section 4980B of the Code or Sections 601 through 608, inclusive, of ERISA, Seller shall have no responsibility for providing any group health plan continuation coverage to any individual after the termination of Seller’s group health plan.
            Section 5.4 Transfer Taxes. Seller shall pay the cost of any income, documentary, recording, stamp, sales, excise, transfer, gains or other applicable Taxes arising from the sale of the Purchased Assets and the filing or recording of any documents or instruments in connection therewith.
            Section 5.5 Closing Deliveries. At Closing, Seller, Shareholders and Buyer shall execute and deliver, or cause to be executed and delivered, the applicable documents referenced in Sections 2.6 and 2.7 hereof.
            Section 5.6 Further Assurances. Seller, Shareholders and Buyer agree that, from time to time for a reasonable period after the Closing Date, each of them will take such other action as may be reasonably requested by the other party to carry out the purposes and intents of this Agreement and the transactions contemplated hereby.
            Section 5.7 Corporate Names. Upon the Closing: (i) Seller will cause its name to be changed to a name that is a name dissimilar to and not derivative of US Specialty Underwriters, Inc., Republic Western Specialty Underwriters, Inc. and MacCready and Gutmann or any of Seller’s assumed names or trade names that are part of the Purchased Assets and will revoke or amend its qualification in each jurisdiction in which it is qualified to conduct business to reflect its new name, and (ii) Seller will promptly provide evidence reasonably satisfactory to Buyer thereof.

            Section 5.8 NYSE Listing. MIGI shall use its best efforts to cause the shares of MIGI Common Stock issued as Stock Consideration to be listed on the NYSE promptly following the Closing Date.
ARTICLE VI
INDEMNIFICATION
            Section 6.1 Indemnification by Buyer. From and after the Closing Date, Buyer shall indemnify and hold harmless Seller and its Affiliates, and each of their respective shareholders, directors, officers, employees and agents, and the Shareholders (collectively, the “Seller Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Seller Indemnified Parties in connection with or arising from (a) any breach by Buyer of its covenants and agreements contained herein; (b) any breach by Buyer of its representations and warranties contained herein; (c) the Assumed Liabilities; or (d) the operation of the Business from and after the Closing Date (except to the extent arising from the breach by Seller of its covenants and agreements contained herein).
            Section 6.2 Indemnification by Seller and Shareholders. From and after the Closing Date, Seller and Shareholders, jointly and severally, shall indemnify and hold harmless Buyer and its Affiliates, each of their respective stockholders, directors, officers, employees and agents (collectively, the “Buyer Indemnified Parties”) from and against any and all Losses incurred by or asserted against any of the Buyer Indemnified Parties in connection with or arising from (a) any breach by Seller or Shareholders of their covenants and agreements contained herein; (b) any breach by Seller or Shareholders of their representations and warranties contained herein; (c) the Excluded Liabilities; or (d) the operation of the Business prior to the Closing Date.
            Section 6.3 Third-Party Claims. Promptly after receipt by a Seller Indemnified Party or a Buyer Indemnified Party (an “Indemnified Party”) of notice of any matter or the commencement of any Action by a third party in respect of which the Indemnified Party will seek indemnification hereunder (a “Third-Party Claim”), the Indemnified Party shall notify each Person that is obligated to provide such indemnification (an “Indemnifying Party”) thereof in writing but any failure to so notify the Indemnifying Party shall not relieve it from any liability that it may have to the Indemnified Party other than to the extent the Indemnifying Party is actually prejudiced by such failure. The Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim and, provided that within fifteen (15) days after receipt of such written notice the Indemnifying Party confirms in writing its responsibility therefore and demonstrates to the reasonable satisfaction of the Indemnified Party its financial capability to undertake the defense and provide indemnification with respect to such Third-Party Claim, to assume control of such defense with counsel reasonably satisfactory to such Indemnified Party; provided, however, that:
          (a) the Indemnified Party shall be entitled to participate in the defense of such Third-Party Claim and to employ counsel at its own expense to assist in the handling of such matter or claim;

          (b) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party before entering into any settlement of such Third-Party Claim or ceasing to defend against such matter or claim (with such approval not to be unreasonably withheld, conditioned or delayed);
          (c) no Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a full and complete release from all liability in respect of such Third-Party Claim; and
          (d) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any Third-Party Claim to the extent the matter or claim seeks an order, injunction, non-monetary or other equitable relief against the Indemnified Party that, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party.
     After written notice by the Indemnifying Party to the Indemnified Party of its election to assume control of the defense of any such Third-Party Claim and proof of its financial responsibility as provided in this Section 6.3, the Indemnifying Party shall not be liable to such Indemnified Party hereunder for any legal expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation and of liaison counsel for the Indemnified Party. If the Indemnifying Party does not assume control of the defense of such Third-Party Claim as provided in this Section 6.3, the Indemnified Party shall have the right to defend such Third-Party Claim in such manner as it may deem appropriate at the cost and expense of the Indemnifying Party, and the Indemnifying Party will promptly reimburse the Indemnified Party therefor in accordance with this Article VIII. The reimbursement of fees, costs and expenses required by this Article VIII shall be made by periodic payments during the course of the investigations or defense, as and when bills are received or expenses incurred
            Section 6.4 Survival Period. All representations and warranties of the parties contained in this Agreement shall survive the Closing Date until the fourth anniversary of the Closing Date; provided, however, (i) representations that are the basis for claims asserted under this Agreement prior to the expiration of such applicable time period shall also survive until the final resolution of those claims; and (ii) the representations of Seller contained in Sections 3.1 and 3.4, and the representations of Buyer in Section 4.1 shall survive the Closing indefinitely. Covenants and agreements contained in this Agreement shall survive the Closing without contractual limitation. The right to indemnification, payment of damages and other remedies based on representations, warranties, covenants and obligations in this Agreement shall not be affected by any investigation conducted or any knowledge acquired (or capable of being acquired) at any time, whether before or after the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.
            Section 6.5 Right to Set Off Against Contingent Consideration. Buyer shall have the option to setoff against any Management Fee or Contingent Consideration Termination

Payment which is payable to Seller any Losses incurred by Buyer for which Buyer is entitled to indemnification under this Article VIII or under the Management Agreement.
ARTICLE VII
MISCELLANEOUS
            Section 7.1 Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. This Agreement shall become effective when one or more counterparts have been executed by each of the parties and delivered to each other party. The exchange of copies of this Agreement and of signature pages by facsimile transmission or email transmission confirmed by the recipient shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or by email shall be deemed to be their original signatures for all purposes.
            Section 7.2 Governing Law; Jurisdiction; Venue.
          (a) This Agreement and the Ancillary Agreements shall be governed by and construed in accordance with the laws of the State of Michigan without regard to conflicts-of-law principles that would require the application of any other law.
          (b) Seller, each Shareholder and Buyer irrevocably submits to the jurisdiction of the Courts of the State of Ohio and the United States District Court for the Northern District of Ohio in any Action arising out of or relating to this Agreement, and hereby irrevocably agrees that all claims in respect of such Action may be heard and determined in such state or federal court. Seller, each Shareholder and Buyer hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding. The parties further agree, to the fullest extent permitted by law, that a final and unappealable judgment against any of them in any action or proceeding contemplated above shall be conclusive and may be enforced in any other jurisdiction within or outside the United States by suit on the judgment, a certified copy of which shall be conclusive evidence of the fact and amount of such judgment.
          (c) To the extent that Seller, any Shareholder or Buyer has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, Seller, each Shareholder and Buyer hereby irrevocably waives such immunity in respect of its obligations under this Agreement.
            Section 7.3 Entire Agreement. This Agreement (including all Exhibits, Schedules or other attachments hereto) and the Ancillary Agreements constitute the complete and exclusive statement of the terms of the agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements, understandings, promises, and arrangements, oral or written, between the parties with respect to the subject matter hereof and thereof.

          Section 7.4 Expenses. Except as otherwise expressly provided in this Agreement, each party shall pay its own fees and expenses (including, without limitation, the fees of any attorneys, accountants, investment bankers or others engaged by such party) incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated.
          Section 7.5 Notices. All notices, consents, waivers and other communications required or permitted under this Agreement shall be sufficiently given for all purposes hereunder if in writing and (a) hand delivered, (b) sent by certified or registered mail, return receipt requested and proper postage prepaid, (c) sent by a nationally recognized overnight courier service, or (d) sent by facsimile or email, confirmed receipt, in each case to the address, facsimile number or email address and to the attention of the Person (by name or title) set forth below (or to such other address and to the attention of such other Person as a party may designate by written notice to the other parties):
If to Seller or a Shareholder:
US Specialty Underwriters, Inc.
6140 Parkland Boulevard, Suite 300
Mayfield Heights, Ohio 44124
Attn: Dan Clark
Facsimile No.: (440) 995-5101
Email: djclark007@aol.com
with a mandatory copy to:
Baker & Hostetler LLP
3200 National City Center
1900 East Ninth Street
Cleveland, Ohio 44114
Attn: Phillip M. Callesen
Facsimile No.: (216) 696-0740
Email: pcallesen@bakerlaw.com
If to Buyer:
Meadowbrook, Inc.
26255 American Drive
Southfield, Michigan 48034-6112
Attn: Michael G. Costello, Esq.
Facsimile No.: (248) 358-1614

Email: Mike.Costello@Meadowbrook.com
with a mandatory copy to:
Bodman LLP

6th Floor at Ford Field
1901 St. Antoine Street
Attn: Forrest O. Dillon, Esq.
Facsimile No.: (313) 393-7579
Email: fdillon@bodmanllp.com
If to MIGI:
Meadowbrook Insurance Group, Inc.
26255 American Drive
Southfield, Michigan 48034-6112
Attn: Michael G. Costello, Esq.
Facsimile No.: (248) 358-1614
Email: Mike.Costello@Meadowbrook.com
with a mandatory copy to:
Bodman LLP
6th Floor at Ford Field
1901 St. Antoine Street
Attn: Forrest O. Dillon, Esq.
Facsimile No.: (313) 393-7579
Email: fdillon@bodmanllp.com
The date of giving of any such notice, consent, waiver or other communication shall be (i) the date of delivery if hand delivered, (ii) the date of receipt for certified or registered mail, (iii) the day after delivery to the overnight courier service if sent thereby, (iv) the date of telephone facsimile transmission on production of a transmission report by the machine from which the facsimile was sent that indicates that the facsimile was sent in its entirety to the facsimile number of the recipient, and (v) the date of email transmission on production of a confirmation of receipt from the recipient.
          Section 7.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns; provided, however, that no party shall assign any of its rights or delegate any of its obligations under this Agreement without the express prior written consent of each other party, except that Buyer may assign and/or delegate any or all of its rights and obligations hereunder to one or more Affiliates of Buyer without the consent of any other party, provided that Buyer shall remain obligated with respect to such obligations unless the assignee is also the owner and operator of the Business. Any material change in the direct or indirect ownership or control of a party, any merger or consolidation directly or indirectly involving a party, any acquisition by or of a party or any other substantial change in a party’s organization shall constitute an assignment of rights and/or a delegation of obligations, as applicable, under this Agreement as to such party. Any purported assignment of rights or delegation of obligations in violation of this Section, whether voluntary or involuntary, by merger, consolidation, dissolution, operation of law, or otherwise, is void.

          Section 7.7 Headings; Definitions. Captions, titles and headings to articles, sections or paragraphs of this Agreement are inserted for convenience of reference only and shall not affect the construction or interpretation of this Agreement. All references in this Agreement to “Article”, “Section” or “Paragraph” refer to the corresponding articles, sections or paragraphs of this Agreement unless otherwise stated and, unless the context otherwise specifically requires, refer to all subsections or subparagraphs thereof. All references in this Agreement to a “party” or “parties” refer to the parties signing this Agreement. All defined terms and phrases used in this Agreement are equally applicable to both the singular and plural forms of such terms. Nouns and pronouns will be deemed to refer to the masculine, feminine or neuter, singular and plural, as the identity of the person or persons may in the context require. The term “person” as used in this Agreement means an individual, firm, corporation, partnership, limited partnership, limited liability company, limited liability partnership, association, estate, trust, pension or profit-sharing plan, or any other entity, including any governmental entity.
          Section 7.8 Amendments. This Agreement may be amended or modified only by an instrument in writing signed by each of the parties.
          Section 7.9 Third Parties. Nothing in this Agreement, express or implied, is intended to or shall be construed to confer upon or give any person other than the parties and their respective successors and permitted assigns, any legal or equitable right, remedy or claim under or with respect to this Agreement.
          Section 7.10 Cumulative Remedies. The rights and remedies of the parties under this Agreement are cumulative and not alternative and are in addition to any other right or remedy set forth in any other agreement between the parties, or that may now or subsequently exist at law or in equity, by statute or otherwise.
          Section 7.11 Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by each other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement.
          Section 7.12 Severability. In the event that a court or arbitral body of competent jurisdiction holds any provision of this Agreement invalid, illegal or unenforceable, such decision shall not affect the validity or enforceability of any of the other provisions of this Agreement, which other provisions shall remain in full force and effect, and the application of such invalid, illegal or unenforceable provision to persons or circumstances other than those as to which it is held invalid, illegal or unenforceable shall be valid and be enforced to the fullest extent permitted by law. To the extent permitted by applicable law, each party waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any respect.
[SIGNATURE PAGE FOLLOWS]

     IN WITNESS WHEREOF, this Asset Purchase Agreement has been signed by or on behalf of each of the parties as of the day first above written.

“SELLER” US SPECIALTY UNDERWRITERS, INC.
By:	/s/ Dean M. Williams
	Name:	Dean M. Williams
	Title:	President

“SHAREHOLDERS” EVERGREEN/UNI RW ACQUISITION CORP.
By:	/s/ Daniel J. Clark
	Name:	Daniel J. Clark
	Title:	President

/s/ Daniel J. Clark
Daniel J. Clark, an individual

/s/ Joseph E. Loconti
Joseph E. LoConti, an individual

/s/ Roswell P. Ellis
Roswell P. Ellis, an individual

/s/ Craig L. Stout
Craig L. Stout, an individual

/s/ Kathleen P. Price
Kathleen P. Price, an individual

/s/ Felicia P. Young
Felicia P. Young, an individual

(Signature page to Asset Purchase Agreement)

/s/ Anne L. Meyers
Anne L. Meyers, an individual

/s/ Joseph E. LoConti
Joseph E. LoConti, Trustee of The Old Mill Trust dated July 1, 2003

/s/ Andrew B. Zelenkofske
Andrew B. Zelenkofske, Trustee of The Revocable
Trust for the Benefit of Andrew B. Zelenkofske

/s/ Felicia P. Young
Felicia P. Young, Trustee of the Christina
LoConti Irrevocable Gifting Trust Agreement Number 1

/s/ Felicia P. Young
Felicia P. Young, Trustee of the Jeannine LoConti
Irrevocable Gifting Trust Agreement Number 1

/s/ Felicia P. Young
Felicia P. Young, Trustee of the AnneMarie
LoConti Irrevocable Gifting Trust Agreement Number 1

/s/ Thomas P. Clark
Thomas P. Clark, Trustee of the Matthew D. Clark
Irrevocable Giving Trust Agreement Number 1

/s/ Thomas P. Clark
Thomas P. Clark, Trustee of the Thomas P. Clark
Irrevocable Gifting Trust Agreement Number 1

/s/ Richard S. Clark
Richard S. Clark, Trustee of the Richard S. Clark
Irrevocable Gifting Trust Agreement Number 1
(Signature page to Asset Purchase Agreement)

“BUYER” MEADOWBROOK, INC.
By:	/s/ Robert S. Cubbin
	Name:	Robert S. Cubbin
	Title:	President & CEO

MEADOWBROOK INSURANCE GROUP, INC.
By:	/s/ Robert S. Cubbin
	Name:	Robert S. Cubbin
	Title:	President & CEO

(Signature page to Asset Purchase Agreement)